For the semi-annual period ended (a) September 30, 2002
File number (c) 811-4710



	SUB-ITEM 77C
	Submission of Matters to a Vote of Security Holders


An Annual Meeting of Stockholders was held on August 13, 2002. At such meeting the stockholders elected the entire slate of Class I Directors and voted against a stockholder proposal recommending steps to open-end the fund.


a)	Approval of Directors

					Affirmative
	 Shares
					votes cast
	Withheld

		 Olarn Chaipravat		7,308,156.51	631,918.09
		 Michael J. Downey		7,119,854.95	820,219.64

b)	Approval to Open-End the Fund

		Affirmative	Negative		Shares
 		Votes Cast		Votes Cast
	Abstained 		No-Vote
1,091,216.36	2,334,716.10	118,482.13
	4,395,670